Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Evolution Petroleum Corporation

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-3 to the Form SB-2 Registration Statement (Number 333-125564) of Evolution Petroleum Corporation, to be filed with the Commission on or about October 17, 2006, of our report dated August 29, 2006 relating to the financial statements of Evolution Petroleum Corporation for the years ended June 30, 2006 and 2005 and our report dated August 27, 2005, except for the first paragraph in Note 18 as to which the date is September 27, 2005 covering the financial statements of Natural Gas Systems, Inc. and Subsidiaries for the twelve months ended June 30, 2005, the six months ended June 30, 2004 and the period from September 23, 2003 (inception) to December 31, 2003 and our report dated July 30, 2004 covering the statements of revenues and direct operating expenses of the Delhi Field for the period from January 1, 2003 to September 23, 2003 and for the nine-month period ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Hein & Associates LLP
Certified Public Accountants

Houston, Texas
October 17, 2006